Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2019, relating to the financial statements, which appears in ASG Dynamic Allocation Fund, ASG Global Alternatives Fund, ASG Managed Futures Strategy Fund, ASG Tactical U.S. Market Fund, Gateway Equity Call Premium Fund, Gateway Fund, Loomis Sayles Strategic Alpha Fund and McDonnell Intermediate Municipal Bond Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Statements”, “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 26, 2019